Exhibit 99.1

RPM Appoints Frederick R. Nance to Board of Directors,
Max D. Amstutz Retires

MEDINA, OH – January 26, 2007 – RPM International Inc. (NYSE: RPM) announced today that its board of directors has appointed Frederick R. Nance (53) to Class III of the company’s board of directors. The company also announced that Max D. Amstutz (78) retired from the board after 12 years of service. Mr. Nance’s term will expire in 2008, at which time he will stand for re-election to the board by the company’s stockholders. He will serve on the board’s governance and nominating committee.

Mr. Nance is currently the managing partner of the Cleveland office of Squire, Sanders & Dempsey L.L.P., an international law firm with 800 attorneys and 30 offices worldwide. Mr. Nance joined Squire, Sanders & Dempsey in 1978 following graduation from the University of Michigan law school, and became partner in 1987. He also serves as chairman of the Greater Cleveland Partnership, the nation’s largest chamber of commerce, and is on the executive committee of the Ohio Business Roundtable. He is a member of the board of directors of The Cleveland Foundation and BioEnterprise, Inc. and a member of the board of trustees of the Cleveland Clinic. He holds a B.A. from Harvard University.

“Fred Nance brings an exceptionally diverse business and legal background to RPM’s board,” said Frank C. Sullivan, president and chief executive officer. “His experience and national recognition in representing public companies, civic organizations and high profile individuals in complex business transactions and high stakes litigation matters will add a wealth of unique expertise to our board,” Sullivan said. “This underscores our commitment to recruit qualified board members who can best represent the interests of our shareholders and support the long term, profitable growth of our various businesses.”

“We are indebted to Max Amstutz, who served as a director of RPM for 12 years, and helped guide our growth to more than $3 billion in sales from $1 billion. His global business experience and perspective in international markets was particularly valuable in guiding our recent international growth. RPM’s board and management team appreciate his loyal service, contributions and counsel,” Sullivan said. “Over time we expect to attract additional directors who, like Max, can help direct and guide from their own international business experience our worldwide growth objectives.” In commenting on his tenure as a director of RPM, Mr. Amstutz stated that “it was an honor to serve during a period of substantial expansion and profitable growth.”

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact P. Kelly Tompkins, executive vice president and chief administrative officer, at 330-273-8883 or ktompkins@rpminc.com.

# # #